Exhibit 99.1

Grifols, S.A. and Aradigm Corporation Announce Signing of

Worldwide Licensing Agreement to Develop and

Commercialize Pulmaquin™

Aradigm’s Proprietary Inhaled Ciprofloxacin Formulation is a Potential New

Therapy for Patients with Severe Respiratory Disease

Barcelona, Spain and Hayward, CA – May 21, 2013 – Grifols, S.A. (MCE:GRF, MCE:GRF.P and NASDAQ:GRFS) (“Grifols”) and Aradigm Corporation (OTC BB:ARDM.OB) (“Aradigm”) today announced the signing of an exclusive, worldwide license for Aradigm’s proprietary formulations of inhaled ciprofloxacin (Pulmaquin and Lipoquin™) for the treatment of severe respiratory diseases, including non-cystic fibrosis bronchiectasis (BE). Aradigm has completed Phase 2b clinical trials in BE patients with Pulmaquin and Lipoquin.

BE is a chronic condition that affects about 110,000 people in the United States and many more in other countries and is characterized by abnormal dilatation of the bronchi and bronchioles associated with chronic respiratory infections. Aradigm has been granted orphan drug designation for BE in the U.S. and there is currently no drug specifically approved for the treatment of this condition.

Under the terms of the transaction:

•	The parties have agreed to advance Aradigm’s proprietary inhaled ciprofloxacin formulations into Phase III clinical trials in BE.

•	Grifols will be responsible for all development and clinical expenses up to a maximum of $65 million for the BE indication.

•	Aradigm is entitled to receive cash payments of up to $25 million upon achievement of development milestones.

•	Grifols is responsible for all commercialization activities and will pay Aradigm tiered royalties on worldwide sales of products utilizing Aradigm’s proprietary inhaled ciprofloxacin formulations.

•	Grifols will be granted an option to license Aradigm’s AERx® pulmonary drug delivery platform for use with another molecule.

•

In conjunction with the licensing agreement, Grifols will (upon receipt of Aradigm shareholders’ approval) acquire 35% of Aradigm’s common stock on a fully diluted basis at a price per share of $0.124 for a total investment of approximately $26 million.

•

Existing Aradigm shareholders, including Tavistock Life Sciences Company and accounts managed by First Eagle Investment Management, LLC, and new investors Great Point Partners, LLC will co-invest in the stock purchase transaction and purchase an additional approximately $15.4 million in Aradigm common stock.

The transaction is subject to certain closing conditions and is expected to close in the second half of 2013. At that point, Grifols will be entitled to designate two directors to serve on the Aradigm Board of Directors.

“Pulmaquin will complement Grifols existing Prolastin-C business. There is significant overlap between Bronchiectasis and Alpha1 physicians and patients,” said Ramon Riera, President Global Commercial. When launched, Grifols will leverage its existing Pulmonary sales team to commercialize Pulmaquin.

“Grifols is a great fit for us with their global reach of respiratory physicians treating a number of conditions that could benefit from Pulmaquin.” said Igor Gonda, President and CEO, Aradigm Corporation.

About inhaled ciprofloxacin (Pulmaquin and Lipoquin)

Ciprofloxacin is a widely prescribed antibiotic to treat infections of the lung frequently experienced by cystic fibrosis (CF) and non-cystic fibrosis bronchiectasis (BE) patients. It is often preferred because of its broad-spectrum anti-bacterial action. The available oral and intravenous formulations of the drug are used to treat episodes of acute exacerbations of lung infections in CF patients. Aradigm’s once-a-day novel inhaled formulations of ciprofloxacin are encapsulated in liposomes, allowing for a sustained release of the drug within the lung and improving airway tolerability. The formulations are to be used for chronic maintenance therapy as they achieve much higher antibiotic concentration at the site of infection and relatively low systemic antibiotic concentrations to minimize side-effects. Lipoquin is a liposomal formulation of ciprofloxacin. Pulmaquin is a dual release formulation that is a mixture of Lipoquin with unencapsulated ciprofloxacin.

Pulmaquin has been tested extensively in preclinical tests, as well as in the ORBIT-2 Phase 2b bronchiectasis study in which outstanding antimicrobial activity coupled with good safety and tolerability was found, and, most importantly, the positive impact on prevention of exacerbations compared to placebo was also observed. Pulmaquin is ready to begin Phase 3 clinical trials. Aradigm has been granted orphan drug designation for liposomal ciprofloxacin for cystic fibrosis in the U.S. and the E.U., and for the combination of liposomal ciprofloxacin and free ciprofloxacin for BE in the U.S. Aradigm’s inhaled ciprofloxacin has been also successfully tested in animal models of the bioterrorism infections inhalational tularemia, pneumonic plague and Q-fever.

About Grifols

Grifols is a global healthcare company with a 70-year legacy of improving people’s health and well being through the development of life-saving plasma medicines, hospital pharmacy products and diagnostic technology for clinical use.

As a leading producer of plasma medicines, Grifols has a presence in more than 100 countries and is the world leader in plasma collection, with 150 plasma donation centers across the U.S. Grifols is committed to increasing patient access to its life-saving plasma medicines through significant manufacturing expansions and the development of new therapeutic applications of plasma proteins. The company is headquartered in Barcelona, Spain and employs more than 12,000 people worldwide.

Grifols is the Global leader in the treatment of Alpha-1 antitrypsin deficiency – a disease that often leads to emphysema. Grifols has a dedicated Pulmonary sales force in the United States, Germany, Canada and Spain with full coverage of COPD prescribers.

In 2012, Grifols’ sales exceeded 2,620 million euros. The company’s class A shares are listed on the Spanish Stock Exchange, where they are part of the Ibex-35 (MCE:GRF). Its non-voting class B shares are listed on the Mercado Continuo (MCE:GRF.P) and on the U.S. NASDAQ via ADRs (NASDAQ: GRFS). For more information visit www.grifols.com

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of drugs delivered by inhalation for the prevention and treatment of severe respiratory diseases. Aradigm has product candidates addressing the treatment of bronchiectasis, cystic fibrosis, inhalation tularemia and anthrax infections, and prevention of respiratory and other diseases in tobacco smokers through smoking cessation.

More information about Aradigm can be found at www.aradigm.com.

Disclaimer and Forward-Looking Statements

The facts and figures contained in this news release which do not refer to historical data are “projections and forward-looking statements’”. The words and expressions like “believe”, “hope” “anticipate”, “predict”, “expect”, “intend”, “should”, “try to achieve”, “estimate”, “future” and similar expressions, insofar as they are related to Aradigm, Grifols, the prospects for Aradigm’s inhaled ciprofloxacin product formulations to successfully complete clinical trials and to result in approved products, and the ability of Grifols to successfully commercialize these products, are used to identify projections and forward-looking statements. These expressions with respect to Aradigm reflect the assumptions, hypothesis, expectations and anticipations of the management team of Aradigm at the date of preparation of this news release, which are subject to a number of factors that could make the real results differ considerably, such as the uncertainties associated with clinical trials including lack of effectiveness, lack of statistical significance of results, adverse side effects or other safety issues, uncertainties regarding the process of obtaining regulatory approval for the sale of new drugs, uncertainties concerning the development of demand for new products, uncertainties regarding the level of reimbursement for new products, manufacturing and supply issues and the like. The future results of Grifols Group could be affected by events related to its own activity, such as shortages of raw materials for the manufacture of its products, the launch of competitive products or changes in the regulations of markets in which it operates, among others. At the date of the preparation of this news release Grifols Group has adopted measures it considers necessary to offset the possible effects of these events. Grifols, S.A. does not assume any obligation to publicly inform, review or update any projections and forward-looking statements to adapt them to facts or circumstances following the preparation of this news release, except as specifically required by law.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including the closing of the transaction, as well as the other risks detailed from time to time in Aradigm’s filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 27, 2013, and Aradigm’s Quarterly Reports on Form 10-Q.

Aradigm, Pulmaquin, Lipoquin, AERx and the Aradigm Logo are registered trademarks of Aradigm Corporation.

SOURCE: Aradigm Corporation and Grifols S.A.

Contact:	Nancy Pecota, Aradigm Chief Financial Officer, 510-265-8800
Punkaj Amin, Grifols North American Corporate Communications, 919-316-6664
Raquel Lumbreras , Grifols Global Press Office, +34 91 311 92 89